MusclePharm Announces New $5 Million Share Repurchase Program

DENVER, CO--(Marketwired - Dec 10, 2013) -  MusclePharm Corporation (OTCQB: MSLP) (the "Company"), a leading international, award-winning sports nutrition company, announced that its Board of Directors has approved a new 1 year, $5 million program to repurchase shares of MusclePharm's common stock.

"We believe repurchasing our shares is a prudent use of our cash and believe this initiative is consistent with the goal of maximizing shareholder value," said Brad Pyatt, President and CEO. "The new share repurchase program demonstrates our continued confidence in MusclePharm's strategy to generate long-term profitable growth and strong cash flow, and reflects our commitment to delivering value to our shareholders."

Repurchases under MusclePharm's new program will be made in open market or privately negotiated transactions in compliance with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, subject to market conditions, applicable legal requirements, and other relevant factors. This share repurchase plan does not obligate the Company to acquire any particular amount of common stock, and it may be suspended at any time at the Company's discretion.

Separately, between November 21, 2013 and December 5, 2013, a number of the Company's executives and board members purchased an aggregate of 55,439 shares of the Company's common stock in open market transactions at prices between $7.70 and $8.65 per share.

ABOUT MUSCLEPHARM CORPORATION

MusclePharm® is a leading international, award-winning sports nutrition company offering vitamins and nutritional supplements which are available in more than 110 countries and available in 35,000+ retail outlets, including Costco, Dick's Sporting Goods, 24 Hour Fitness, Bally's, GNC, Vitamin Shoppe and Vitamin World. The company's brands are MusclePharm®, Arnold Schwarzenegger™ Series, and FitMiss™. The comprehensive lines of clinically-proven, safe and effective nutritional supplements are developed through a six-stage research process that utilizes the expertise of leading nutritional scientists, doctors and universities.

For more information, visit www.musclepharmcorp.com. Follow the company at http://www.facebook.com/MusclePharm and www.Twitter.com/MusclePharm.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company's business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

Contact:

MusclePharm Investor

The Del Mar Consulting Group, Inc.
Robert B. Prag
President
Telephone: 858-794-9500
Email: Email Contact

or

Alex Partners, LLC
Scott Wilfong
President
Telephone: 425-242-0891
Email: Email Contact